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                                                                   Exhibit 10.52


                       PRINCETON REVIEW MANAGEMENT, L.L.C.
                                  2315 BROADWAY
                            NEW YORK, NEW YORK 10024




October 18, 2000

Mr. Rob Case
President
T.S.T.S., Inc.
Dobie Mall 2025 Guadalupe - Suite 148
Austin, TX 78705

                         Re: Distance Learning

Dear Rob:

         Princeton Review Management, L.L.C. ("Franchisor") and T.S.T.S., Inc. ("SxSW") have agreed to certain terms under which Franchisor and/or its affiliates (collectively, "TPR") will have the right to market and sell "Distance Learning" in the SxSW franchise territories. The purpose of this letter is to memorialize those terms.

         For purposes of this letter agreement, "Distance Learning" means: (i) any "Interactive Product," as that term is defined in Section 3 of the May 31, 1995 Addendum to the franchise agreements between SxSW and Franchisor (the "Franchise Agreements"); and (ii) any web-based "Test Preparation Product" (as that term is defined in Section 2.3 of the May 31, 1995 Formation Agreement relating to The Princeton Review Publishing Company, L.L.C.) whose suggested retail price exceeds the "Maximum Allowable Price" (as defined in Section 2.5 of the Formation Agreement). If TPR's total revenues from the SxSW franchise territories in any fiscal quarter from products included in clause (ii) plus Test Preparation Products whose suggested retail price is less than the Maximum Allowable Price ("Low-Priced Products") exceed 50% of TPR's combined revenues from the SxSW franchise territories for all Distance Learning products and Low-Priced Products (the "50% Threshold"), SxSW will have the right to suspend its marketing commitment under Section 7.e. below for all Distance Learning products until TPR's revenues from products in clause (ii) plus Low-Priced Products fall below the 50% Threshold in any quarter. During any period in which SxSW elects to suspend its marketing obligations as provided in this paragraph, the Distance Learning Fee under Section 2.b below will be reduced to ten percent (10%) of Distance Learning Revenue. Otherwise, the foregoing two sentences will not affect the operation of this letter agreement.

         While this letter agreement is in effect, the terms of this letter supersede the provisions of Section 3 of the May 31, 1995 Addendum (the
"Addendum Terms").
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         1. Duration. The terms of this letter agreement will expire on December
31, 2002. If this letter agreement expires under this paragraph, the rights and obligations of TPR and SxSW under the Addendum Terms will go back into effect on January 1, 2003 and will not be affected by this letter agreement. If this letter agreement is cancelled for default under Section 10 below, then except as otherwise provided in Section 10, the Addendum Terms will go back into effect on the effective date of cancellation of this letter agreement.

         2. Distance Learning Revenue and Distance Learning Fee.

                  a. "Distance Learning Revenue" means the total monies paid for Distance Learning services by Distance Learning customers in the SxSW franchise territories, minus (i) credit card processing fees incurred in connection with such payments from Distance Learning customers, and (ii) the aggregate fees paid by TPR to SxSW under Section 5.b below. The zip code of the customer's shipping address at the time of the customer's original purchase of Distance Learning will be used to determine whether the customer is within or outside of the SxSW franchise territories. If TPR's records do not show a shipping address, the zip code of the customer's billing address at the time of original purchase of Distance Learning will be used.

                  b. In consideration of the right to market and sell Distance Learning in the SxSW franchise territories, TPR will pay to SxSW fifteen percent (15%) of Distance Learning Revenue (the "Distance Learning Fee"). For any Distance Learning course that permits the customer to sign up for or participate in more than three (3) hours of online synchronous instruction, the Distance Learning Fee per student will not be less than fifteen percent (15%) of the average of the prices then charged by TPR franchisees in San Diego, California, Austin, Texas, and New York, New York for the equivalent live instruction course (if such course exists).

         3. TPR Rights.

                  a. TPR will market and sell in the SxSW franchise territories all Distance Learning that TPR generally markets and sells in the territories of the company-owned sites run by Princeton Review Operations, LLC ("COS Territories"). TPR will not market and sell in the SxSW franchise territories Distance Learning products and services that are not generally offered in COS Territories without SxSW's consent.

                  b. Notwithstanding Section 3.a, TPR will not engage in direct marketing (such as personal visits, direct mail, or telemarketing) of Distance Learning to institutions in the SxSW franchise territories without the consent of SxSW. This restriction does not prohibit TPR from dealing with any institution in the SxSW franchise territories that contacts TPR as a result of any marketing or communications other than direct marketing in the SxSW franchise territories (such as word-of-mouth, TPR's web sites, conferences and trade shows, or national media advertising). TPR will make reasonable efforts to notify SxSW of any discussions with institutions arising from such contacts, but there will be no breach or penalty if TPR does not notify SxSW. If an institution in the SxSW franchise territories purchases Distance Learning services from TPR, TPR will provide an automated post-purchase notification to SxSW. The automated notification system will be in place by October 15, 2000.
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         4.       Course Tools Fee.

                  a. TPR will provide each "Course Student" (as defined below) with registered access to the student tools at the web site(s) that TPR uses to provide online services to students. "Course Student" means a student who enrolled with SxSW after the date of this letter agreement for a live, in-person SAT, ACT, GRE, GMAT, USMLE, MCAT, or LSAT course. "Course Student" does not include a student enrolled in any institutional or non-profit course or any mini-course (e.g., PSAT Weekend) appropriately designated in the TPR management information system. SxSW agrees that it will offer access to online course tools only in conjunction with the courses provided to Course Students. TPR agrees to offer SxSW Students the same on-line services offered to course students enrolled at Operations' company-owned sites.

                  b. In consideration of the access granted by TPR, SxSW will pay TPR $10.75 for each Course Student (the "Course Tools Fee"). The Course Tools Fee will increase to $11.50 for each Course Student who enrolls after the date on which TPR makes available to SxSW the asynchronous portion of its Distance Learning services for all of the following: SAT, ACT, LSAT, GMAT, and GRE.

                  c. TPR agrees that all online course tools that are generally available to Course Students on the date of this letter will remain available. TPR further agrees that, within six months after the date of this letter, the following online services will be available to Course Students: (i) the ability to view diagnostic results from Yonkers; and (ii) the ability to score Yonkers-supported diagnostics. If either tool is not available to Course Students by the end of the six-month period, the Course Tools Fee will decrease to $7.50 until such time as both of the tools referred to in (i) and (ii) above are available to Course Students.

         5.       Review Sessions.

                  a. If requested by TPR, SxSW agrees to conduct Review Sessions (as defined below) at least twice per calendar month, at no fewer sites than the number of locations at which SxSW then conducts courses for graduate school admissions tests. TPR will provide 90 days advance notice, specifying the requested date, time, session length, and subject matter (e.g., GMAT Math) of the Review Session. SxSW will make reasonable efforts to provide the Review Session on the terms requested, subject to the regular business practices of facilities used but not controlled by SxSW. SxSW will have no obligation to conduct a Review Session ouSxSWde of the franchise territory or at any location that is more than 25 miles from the site(s) at which SxSW regularly schedules course sessions for the subject covered by the Review Session. TPR may cancel any scheduled Review Session at any time, but TPR will be liable for the Management Review Session Fee (as defined below) if the cancellation occurs fewer than 14 days before the scheduled date of the Review Session.

                  b. TPR will pay SxSW $250 per location per session for each Review Session conducted by SxSW (the "Management Review Session Fee"). In addition, TPR will provide all student materials for Review Sessions that are free of charge to the student under Section 5.c
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below. SxSW will provide all student materials for additional Review Sessions.
TPR will also provide teacher materials and Review Session training to SxSW teachers, at a level adequate to prepare a person who is qualified to teach the underlying course to teach the Review Session in the same subject.

                  c. TPR will provide a means for Distance Learning students to sign up for Review Sessions online, and will provide SxSW with a system to view such registration list. Enrollment for Review Sessions will close two business days prior to the Review Session date. All Distance Learning students whose billing address is within 25 miles of a SxSW course location will have the right to attend two Review Sessions free of charge. Distance Learning students may attend any number of additional Review Sessions if the student pays SxSW no less than the Student Review Session Fee (defined below) for each Review Session in excess of two. SxSW will be responsible for tracking the attendance of Distance Learning students at Review Courses, using an online system provided by TPR. SxSW may market additional The Princeton Review(R) services to students whose names TPR provides to SxSW under Section 7.f below.

                  d.       For purposes of this Paragraph:

                           i. "Review Session" means a session of live
instruction lasting not longer than four hours and capable of accommodating up to 25 students.

                           ii. "Student Review Session Fee" means the amount
determined by multiplying the Average Per-session Course Fee by one and two-tenths (1.2).

                           iii. "Average Per-session Course Fee" means the
amount determined by averaging the Per-session Course Fees calculated for The Princeton Review(R) offices in San Diego, California, Austin, Texas, and New York, New York.

                           iv. "Per-session Course Fee" means the amount
determined by allocating a Course Fee in accordance with Franchisor's Statement of Inter-Franchise Transfer Policy.

                           v. "Course Fee" means the total course fee charged by
a Princeton Review office for a full, live classroom course preparing for the same test as the course in which a Distance Learning student is enrolled.

         6. Effect on Calculation of Royalty-Service Fee and Advertising-Promotion Fee. For purposes of calculating royalty-service fees and advertising-promotion fees due from SxSW to Franchisor under the Franchise
Agreements: (a) the Distance Learning Fee and Management Review Session Fees will not be included in SxSW's gross receipts, but (b) Student Review Session Fees will be included in SxSW's gross receipts.
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         7.       Other Benefits and Commitments.

                  a. TPR will provide registered access to online course make-up sessions for each student enrolled by SxSW after September 15, 2000 in a live SAT, ACT, GRE, GMAT, USMLE or LSAT course.

                  b. TPR will provide SxSW with registered access to TPR's virtual classroom environment (the "Horizon System") for the purpose of training SxSW course instructors.

                  c. SxSW will permit Distance Learning students within the SxSW franchise territories to participate in all proctored, simulated test sessions offered by SxSW. TPR will provide a means for Distance Learning students to sign up online for such simulated test sessions, and will provide SxSW with a registration list no later than 5 business days before the scheduled test session. SxSW will provide materials to Distance Learning students for simulated test sessions, except that SxSW will have no obligation to provide individual test booklets if individual test booklets are not available for purchase either directly from the publisher or from TPR or its affiliates at a price of $6 or less per booklet (adjusted annually for changes in the Consumer Price Index - All Urban Consumers).

                  d. SxSW will have the right to engage in direct marketing of Distance Learning to institutions in SxSW's franchise territories on behalf of TPR, provided that: (i) this right applies only to asynchronous instruction;
(ii) SxSW will market only at TPR's published prices; and (iii) SxSW must assist TPR in any efforts to collect amounts owed by Distance Learning customers obtained by SxSW. Any purchases of Distance Learning from TPR resulting from SxSW's marketing will be included in Distance Learning Revenue under Section 2.a and subject to the Distance Learning Fee in Section 2.b.

                  e. TPR and SxSW will each, in any marketing that refers to The Princeton Review(R) courses, include prominent references to live, in-person instruction and Distance Learning services. (The foregoing obligation applies only to materials that are reprinted, re-recorded, or re-filmed or are first designed or produced after the date of this letter agreement.) References to Distance Learning in SxSW's materials must be no less prominent (in size, color, position, graphics, audibility, visibility, etc.) than any reference to tutoring services in the same materials. If the marketing materials make no reference to tutoring services, the reference to Distance Learning must be prominent to a reasonable consumer.

                  f. TPR will provide to SxSW, within 10 days after registration, the name, address, telephone number, email address, test date, and other registration information received by TPR from Distance Learning students whose shipping address is within the SxSW franchise territories. SxSW will provide materials and a contact plan to TPR before contacting any such student for any purpose other than the service for which the student registered.

                  g. Except for the marketing commitment in Section 7.e above, the testing commitment in Section 7.c, and the commitment to provide live instruction under Section 5.a, TPR will be responsible for all customer service to Distance Learning students.
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                  h. The benefits described in a.-g. above will be provided at no additional charge to TPR, SxSW or their students.

         8. Payments. All amounts payable by TPR and SxSW under this letter agreement will be calculated as of the end of each calendar quarter and are due within thirty (30) days after the end of the calendar quarter.

         9. No Waiver. This letter agreement is entered into without prejudice to any position that Franchisor or SxSW may take in the future with respect to
Section 3 of the May 31, 1995 Addendum, if that provision goes back into effect as provided above.

         10. Cancellation. TPR or SxSW may terminate this letter agreement by written notice if the other party fails to cure a default under this letter agreement within 30 days after receipt of notice of default.However, TPR and SxSW will remain liable for, and will continue to perform, all of their obligations under this letter agreement with respect to customers who enrolled in a live course or Distance Learning before the effective date of termination.

         11. Other Distance Learning Arrangements. TPR will notify SxSW if, while this letter agreement is in effect, TPR modifies its Distance Learning agreement with Princeton Review of New Jersey, Inc. SxSW will have the right, within 10 days after receipt of TPR's notice, to notify TPR that SxSW wishes to substitute the terms of TPR's modified arrangement with Princeton Review of New Jersey, Inc. for the terms of this letter agreement. SxSW may not select particular terms of the arrangement with Princeton Review of New Jersey, Inc.; SxSW must accept all of the alternative terms or none. If SxSW gives timely notice that it wishes to switch to the alternative terms for the remaining duration of this letter agreement, TPR and SxSW will prepare any documentation they mutually agree is appropriate to accomplish the switch. With respect to Distance Learning, this provision is in lieu of any and all other rights SxSW may have under its agreements with TPR to obtain the benefit of terms negotiated by TPR with others.
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         If the terms set forth above are acceptable to SxSW, please indicate your agreement by signing this letter in the space provided below. Two originals of this letter are enclosed; please sign each original and return one of them to me. The remaining original is for your records.

                                             Very truly yours,

                                              /s/ Mark Chernis

                                             Mark Chernis
                                             Chief Operating Officer


ACCEPTED AND AGREED TO:


T.S.T.S., Inc.



By: /s/ Robert Case
   _____________________________


Title: Vice President - CEO
      ___________________________